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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 (the "Registration Statement") of our report dated December 30, 2008, relating to the financial statements and financial highlights of Seligman Global Technology Fund, one of the portfolios comprising Seligman Global Fund Series, Inc. appearing in the Annual Report on Form N-CSR of Seligman Global Fund Series, Inc. for the year ended October 31, 2008, and to the references to us under the headings "General Information - Independent Registered Public Accounting Firm" in the Statement of Additional Information dated March 2, 2009, which is incorporated by reference in the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Registration Statement.


/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP

New York, New York

April 13, 2009